EXHIBIT 99

FAHNESTOCK VINER HOLDINGS INC. TO ACQUIRE CIBC’S U.S. PRIVATE CLIENT AND U.S. ASSET MANAGEMENT BUSINESSES

New York and Toronto, Dec. 10, 2002 – Fahnestock Viner Holdings Inc. (FVH on NYSE; FHV.A on TSX) and CIBC (BCM on NYSE; CM on TSX) today announced that Fahnestock has agreed to acquire the U.S. Oppenheimer Private Client and Asset Management Divisions of CIBC World Markets Corp., for an aggregate consideration of approximately U.S. $257 million (C $401 million).

The transaction is expected to close on January 2, 2003, subject to regulatory approval including the New York and Toronto Stock Exchanges.

As part of the agreement, CIBC may acquire up to 35% of the issued shares (on a fully diluted basis) of Fahnestock.

CIBC Oppenheimer operates a high net worth retail business, which consists of 620 financial consultants in 17 branches in major financial centers across the United States, with client assets of approximately U.S. $35 billion (C $55 billion), client debit balances of approximately U.S. $672 million (C $1.05 billion) and money fund balances of approximately U.S. $3.2 billion (C $5.0 billion). Additionally, CIBC Oppenheimer operates a highly regarded asset management business with approximately U.S. $8.7 billion(C $13.6 billion) currently under management in a variety of products, including growth funds, value funds, sector funds and specialty funds. Annualized revenues of CIBC Oppenheimer for 2002 are expected to be approximately U.S. $350 million (C $546 million).

Fahnestock’s principal subsidiary, Fahnestock & Co. Inc., is a full-service, self-clearing broker-dealer headquartered in New York City which has been in operation since 1881. Fahnestock employs over 1,100 financial consultants in 89 branch offices throughout the United States as well as in South America and Canada. Fahnestock & Co. Inc. is a member firm of the New York Stock Exchange and all principal U.S. exchanges.

Fahnestock intends to operate the acquired businesses under the name Oppenheimer & Co. The client accounts of both the retail business and the asset management business will be executed and cleared through Fahnestock & Co. Inc. commencing in the spring of 2003. In the period between closing and conversion of the client accounts, CIBC has agreed that the accounts will continue to be serviced by CIBC World Markets Corp. In addition, the financial consultants of the combined firm will have access to CIBC World Markets research.

This transaction pushes Fahnestock onto the list of the top ten independent full service retail broker-dealers in the United States, based on financial consultants and client assets. Upon completion, Fahnestock will more than double its presence in the individual client business with over 1,700 financial consultants in over 100 offices throughout the United States.

"We are delighted to announce the acquisition of the Oppenheimer business and we look forward to welcoming CIBC Oppenheimer employees to the Fahnestock family," said Fahnestock Chairman, Albert G. Lowenthal. "This acquisition presents us with exciting synergies. Oppenheimer products will gain greater distribution through Fahnestock’s existing network of financial consultants and Oppenheimer’s market position allows us to optimize our presence in key financial centers."

"The combination of CIBC’s Private Client and Asset Management Divisions in the U.S. with Fahnestock will create an entity that has the scale and operational efficiencies necessary to be a strong wealth management competitor within the U.S. market," said CIBC Wealth Management Vice Chair Gerry McCaughey. "By obtaining the right to acquire an interest in Fahnestock, CIBC will have an opportunity to participate in the future growth and operating leverage of this combined business."

CIBC, headquartered in Toronto, is a leading North American financial institution with more than eight million personal banking and business customers. CIBC offers a full range of products and services through its comprehensive electronic banking network, branches and offices across Canada, the United States and around the world. Additional news releases and information about CIBC is available in its Media Center on the Internet at www.cibc.com.

Fahnestock Viner Holdings Inc. is a diversified financial services firm that provides investment and financial services to individuals as well as institutions. These services include securities brokerage, investment banking and advisory services. Additional information on Fahnestock is available on the Internet at www.fahnestock.com.

This news release contains forward-looking statements which are made pursuant to the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the plans of Canadian Imperial Bank of Commerce ("CIBC") and Fahnestock Viner Holdings Inc. relating to CIBC Oppenheimer and the operations and revenue of CIBC Oppenheimer. A forward-looking statement is subject to inherent risks and uncertainties that may be general or specific. A variety of factors, many of which are beyond the control of CIBC, Fahnestock Viner Holdings Inc. and CIBC Oppenheimer, including the receipt of regulatory approval for the transaction described in this release, could cause actual results to differ materially from the expectations expressed in any of CIBC's forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on forward-looking statements by CIBC, CIBC Oppenheimer and Fahnestock Viner Holdings Inc. These parties do not undertake to update any forward-looking statement that is contained in this news release.

CONTACT INFORMATION:

Fahnestock Viner Holdings Inc. CIBC

A.G. Lowenthal (212) 668-5782 Robert Waite (416) 956-3330

E.K. Roberts (416) 322-1515 Rob McLeod (416) 980-3714

Further Details of the Proposed Transaction

The transaction has been unanimously approved by the directors of Fahnestock.

Fahnestock will fund the purchase by the payment of cash (approximately U.S.$15 million), the issuance of zero-coupon notes (approximately U.S.$81 million) and the issuance of debentures which are exchangeable for approximately 6.9 million Class A non-voting shares of Fahnestock (approximately U.S.$161 million).

The exchangeable debentures will mature in ten years and will be issued by a U.S. subsidiary of Fahnestock, E.A. Viner International Co. The first debenture, in the principal amount of approximately U.S.$72 million, will be exchangeable for approximately 3.1 million Class A shares of Fahnestock at the rate of U.S.$23.20 per share, the closing price on the NYSE on Friday, December 6, 2002. The second debenture will be an interim debenture in the principal amount of approximately U.S.$89 million and convertible into an exchangeable debenture only following the approval of Fahnestock's Class A and Class B shareholders. The annual rate of interest to be paid on the debentures is 3% in the first year, 4% in years two through four, and 5% to maturity. If the requisite shareholder approval is received, the interim debenture would be converted to a debenture exchangeable for approximately 3.8 million Class A shares of Fahnestock at the rate of U.S.$23.20 per share. If shareholder approval is not obtained, the interim debenture would mature three years from closing and would bear interest at 9.75% per annum from the date of the shareholder meeting.

The Class A shares and the Class B voting shares would vote together on the transaction. The vote is expected to be held in May 2003 in conjunction with Fahnestock's annual meeting. Holders representing approximately 20.5% of the combined Class A and Class B shares have agreed to vote in favor of the issuance of the second exchangeable debenture.

Fahnestock, CIBC, and shareholders representing approximately 94% of the Class B shares of Fahnestock have agreed to enter into a stakeholders agreement effective upon closing. Under the stakeholders agreement, CIBC has agreed to be subject to a stand-still with respect to its holdings of debentures and Class A non-voting shares of Fahnestock. On the seventh and tenth anniversary of closing and upon certain other stipulated events, CIBC will be permitted to make an offer to acquire all of the outstanding shares of Fahnestock on terms that must be acceptable to a majority of Fahnestock’s independent directors. The debentures have a ten-year term and are also retractable after seven years. The amount payable on maturity or retraction is equal to their principal amount (together with accrued and unpaid interest). Under certain circumstances, Fahnestock may issue up to an additional 208,000 Class A shares based on the net amount realized by the CIBC upon the conversion of the debentures and the sale of the underlying shares.

The stakeholders agreement would also provide, among other things:

(a) CIBC would have the right to nominate two directors to Fahnestock's Board of Directors at the next annual meeting. CIBC would have observer rights during the interim period.

(b) CIBC would have a pre-emptive right to purchase Class A shares in respect of future share issuances by Fahnestock for financing purposes.

(c) Fahnestock has agreed that it would not divest itself of more than 50% of its brokerage business without the consent of CIBC, but it is not restricted as to the sale of the entire business (subject to CIBC’s right to make an offer), and CIBC would be entitled to share in any proceeds of such sale on the same basis as shareholders of Fahnestock.

(d) Fahnestock (or its designee) would have a right of first offer with respect to CIBC’s interest in Fahnestock. CIBC would have a right of first offer with respect to Mr. Lowenthal’s interest in Fahnestock.